UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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FOREST LABORATORIES, INC.
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(Name of person(s) filing proxy statement, if other than the registrant)

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FOREST LABORATORIES RESPONDS TO FALSE AND MISLEADING STATEMENTS BY CARL ICAHN

Recommends Shareholders Vote the WHITE Proxy Card FOR ALL Forest Nominees

NEW YORK, August 10, 2012 – Forest Laboratories, Inc. (NYSE: FRX) (“Forest”) today issued the following open letter to all Forest shareholders.

Forest’s Board of Directors continues to recommend that shareholders vote for all 10 of the Company’s highly qualified director nominees on the WHITE proxy card.  For information about Forest’s 2012 Annual Meeting of Shareholders, please visit: www.FRX2012annualmeeting.com.

The text of the letter follows:

August 10, 2012

Dear Fellow Shareholders:

In the past few days, Carl Icahn has twisted the facts yet again on two important topics: the industry-standard change of control provisions contained in our licensing joint venture agreements and the actions that Forest has taken to fulfill its commitments to shareholders on corporate governance.  We regret that Mr. Icahn is making these false and misleading statements less than a week before our annual meeting in an egregious and desperate attempt to manipulate the results of the election, and we are compelled to set the record straight.  Here are the facts.

Industry-Standard Change of Control Provisions

The Cypress agreement to which Icahn refers was filed publicly years ago, and Icahn is the one that caused the delay of which he now complains by refusing the other joint venture agreements that Forest offered to him weeks ago before Icahn chose to proceed to trial.  The timing of Forest’s disclosures has been set by the Delaware Chancery Court, according to a schedule that Icahn himself approved, and Forest is complying with its directives.

Forest’s joint venture agreements are not structured to deter a potential acquisition.  As Icahn and Ende should know, given their purported pharma experience, change of control provisions in drug licensing agreements are standard and conventional, and they are required by our joint venture partners. These provisions provide an important incentive for potential joint venture partners to entrust Forest with the development and commercialization of proprietary compounds, which are their “crown jewels.” Without these provisions, Forest would not have been able to form the types of partnerships that have enabled it to build one of the most robust pipelines in the industry.

For example, these provisions address circumstances under which someone trying to acquire Forest might have a directly competing product or product in development and a possibility of disfavoring the joint venture partner's licensed product.  Our joint venture partner might not be confident that this new party would devote the appropriate resources and support to its product.

That’s why these provisions, negotiated at arms’ length with third parties, exist in some of our agreements – not to thwart takeovers.  As we have consistently told investors and analysts for years, the provisions we have agreed to are appropriately tailored to do just that.

In the very rare event of an acquisition never agreed to by the Board, Forest’s joint venture partners would only be able to exit upon paying Forest fair market value for the asset that is the subject of the agreement. This means that any potential acquirer would be fairly compensated for Forest’s investment in these products.

Fulfillment of Corporate Governance Commitments

Icahn’s recent statements about our corporate governance commitments are yet another complete distortion of the facts.  As Forest has said all along, our independent directors selected a leading corporate governance expert, Dean Robert Clark of Harvard Law School, who consulted with our independent directors and full Board.  After the Forest Board met with Dean Clark, the Board further enhanced its corporate governance framework, and as promised, the Company has also publicly committed to meet with a leading corporate governance expert annually.  The fact is that the Forest Board has kept its promise.

With respect to his engagement with Forest, Dean Clark said, "I was engaged by the independent directors of Forest Labs to review their corporate governance practices.  The process surrounding such engagement was appropriate and typical for assignments of this type.  I am very pleased with the Forest Board's constructive attitude, active participation and responsiveness to the governance topics that we discussed.”

The details of the steps taken by Forest to fulfill its promise follow:

Forest Laboratories Fulfilled Its Promise to Shareholders

•                Following the 2011 annual meeting, the Nominating & Governance Committee evaluated corporate governance experts and selected Robert C. Clark to review Forest’s corporate governance policies and advise the Board on best practices in corporate governance.

o   Robert C. Clark is a current professor and former Dean of Harvard Law School and has been, among other things, a member of the Board of Trustees of TIAA, Chairman of the TIAA Nominating and Governance Committee, Chairman of the TIAA-CREF ad hoc Committee on Corporate Governance, Chairman of the Nominating and Governance Committee of Time Warner Inc., and Vice Chairman of the Governance Committee of Omnicom Group Inc.

•                Gerald Lieberman, Chairman of the Nominating and Governance Committee, and Presiding Director Ken Goodman led this process, contacted Dean Clark and consulted with him regarding the nature of the engagement.

•                Forest’s Board of Directors retained Dean Clark in January 2012 and invited him to make a presentation to the full Board in March 2012. Forest believes that good governance is the responsibility of the entire board of directors.

•                The Nominating and Governance Committee, the Compensation Committee as well as the ad hoc committee charged with succession planning responsibilities – all of which are composed only of independent directors – had meetings after Dean Clark’s presentation to the Board to discuss the topics presented.

•                In the months leading up to the presentation, Dean Clark reviewed Forest’s corporate governance materials and public filings and interviewed members of the board and management.

•                At a Board meeting in March 2012, Dean Clark reviewed Forest’s practices, indicated his general approval of our corporate governance position, and discussed for consideration by the Board the following:

o   For succession planning:

•                 Engaging an outside search firm to identify and assess potential external candidates.  Forest’s independent directors selected and engaged Spencer Stuart.

•                 A regularly scheduled review by a committee of independent directors (Dean Clark mentioned the Compensation Committee) of succession planning matters.  Forest’s Board created a committee of the three newest independent directors and the presiding director, to spearhead succession planning matters, and such committee is actively engaged in this process.

•                 Clear public communication to investors of Forest’s succession-planning process.  Forest publicly outlined in its white paper and in other communications its succession planning process.

o   With respect to compensation practices, Clark indicated they seem “very good, substantively and (now, after recent changes) formally.”  Dean Clark indicated that the structure and process of Forest’s current compliance program is quite good.

o   With respect to board and committee structures, composition, independence and processes, Forest’s practices “seem quite good, especially with respect to the skills and backgrounds of committee members (A+ on this dimension!)”.  He noted that possible “tweaks or improvements” (quotations in original) could include: (i) more regular and formal executive sessions after all board and committee meetings; (ii) having four members on every committee; and (iii) stock ownership guidelines.

•                 Forest’s independent directors already meet in executive sessions at each meeting (in addition to the committee meetings of independent directors) and have formalized their commitment to this practice.

•                 Forest has four members on the Compensation Committee, the Compliance Committee and succession planning committee and three on the Audit Committee and Nominating and Governance Committee.

•                 Forest has implemented stock ownership guidelines for directors and senior management.

o   Dean Clark indicated that Forest “has already adopted the most clearly important good governance features…specifically, it has annual election of all directors, rather than a staggered board; a majority voting standard for uncontested director elections; no poison pill plan in place; provision for shareholders to act by written consent; no supermajority voting requirements with respect to mergers, sales of all assets, charter amendments and the like.”

Forest remains committed to executing and enhancing our strong corporate governance policies, with active involvement and input from our independent directors and in particular our three newest directors, all of whom serve on the Compensation Committee and two of whom now chair the Nominating & Governance Committee and the Audit Committee.  We have publicly committed to meet with an independent corporate governance expert on an annual basis, and we have recently enhanced our policies, including following our consultation with Dean Clark, by adopting the following:

•                 Majority voting standards for uncontested director elections

•                 Stock ownership guidelines of 6x annual base salary for the CEO, 3x annual base salary for executive officers reporting to the CEO, and 3x annual retainer fee for non-executive directors

•                 An anti-hedging policy and no-repricing policy

•                 Minimum vesting requirements of 24 months for options, SARs, and restricted stock awards

•                 Performance metrics attached to certain executive pay packages

•                 Clawback policies on certain compensation

•                 Enhanced succession planning and review practices

We encourage you to read the white paper detailing many recent governance enhancements we have made to our corporate governance and compensation policies, which is available on our website: http://www.frx.com/pdf/Corporate_Governance_Continuing_Priority.pdf

PLEASE VOTE THE WHITE CARD TO SUPPORT FOREST’S HIGHLY QUALIFIED NOMINEES

Forest Laboratories’ August 15th Annual Meeting is rapidly approaching and support for your Board is more important than ever.  Carl Icahn is again seeking to replace four of your highly qualified and experienced directors with hand-picked nominees who we believe are not as qualified to serve on Forest’s Board.  Forest’s Board and management team have delivered on the promises we made to our shareholders over the last year and continue to execute on our strategy.  We urge you to vote the WHITE CARD in support of all ten of Forest’s highly qualified nominees, who are committed to serving your best interests and maximizing shareholder value over the long term.

Your Board unanimously recommends that you vote for all ten of our highly qualified director nominees on the WHITE proxy card.  Your vote is very important, no matter how many shares you own.  You may vote by telephone, Internet, or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope. Your Board also urges you to discard any GOLD proxy card sent to you by Icahn or his affiliates.  Any later vote using Icahn’s GOLD proxy card, even to withhold votes from Icahn’s nominees, can cancel a previous WHITE proxy submitted by shareholders voting “FOR” Forest Board’s nominees. If you have already voted using an Icahn GOLD proxy card, you have every right to change your vote by executing and returning the enclosed WHITE proxy card.

On behalf of the Board of Directors, we thank you for your continued support of our Company.

Sincerely,

/s/

Howard Solomon
Chairman of the Board and Chief Executive Officer

/s/

Kenneth E. Goodman
Presiding Independent Director

Forward-Looking Information

Except for the historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of predicting FDA approvals, the acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, the timely development and launch of new products, and the risk factors listed from time to time in Forest Laboratories’ Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any subsequent SEC filings.

Important Additional Information

Forest Laboratories, its directors, director nominees and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Forest shareholders in connection with the matters to be considered at Forest Laboratories’ 2012 Annual Meeting. Forest Laboratories has filed its definitive proxy statement (as it may be amended, the “Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) in connection with such solicitation of proxies from Forest shareholders. FOREST SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ACCOMPANYING PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION.  Information regarding the ownership of Forest's directors and executive officers in Forest stock, restricted stock and options is included in their SEC filings on Forms 3, 4 and 5, which can be found at the Company's website (www.frx.com) in the section "Investors." More detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Proxy Statement and other materials to be filed with the SEC in connection with Forest Laboratories' 2012 Annual Meeting.  Information can also be found in Forest's Annual Report on Form 10-K for the year ended March 31, 2012, filed with the SEC on May 25, 2012.  Shareholders can obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by Forest Laboratories with the SEC for no charge at the SEC's website at www.sec.gov.  Copies are also available at no charge at Forest Laboratories' website at www.frx.com or by writing to Forest Laboratories at 909 Third Avenue, New York, New York 10022.

This document contains quotes and excerpts from certain previously published material.  Unless otherwise indicated, consent of the author and publication has not been obtained to use the material as proxy soliciting material.

If you have any questions, require assistance with voting your WHITE proxy card,

or need additional copies of the proxy materials, please contact:

105 Madison Avenue

New York, NY 10016

frxproxy@mackenziepartners.com

(212) 929-5500 (Call Collect)

Or

TOLL-FREE (800) 322-2885

About Forest Laboratories
Forest Laboratories' (NYSE: FRX) longstanding global partnerships and track record developing and marketing pharmaceutical products in the United States have yielded its well-established central nervous system and cardiovascular franchises and innovations in anti-infective, respiratory, gastrointestinal and pain management medicine. Forest’s pipeline, the most robust in its history, includes product candidates in all stages of development across a wide range of therapeutic areas. The Company is headquartered in New York, NY. To learn more, visit www.FRX.com.

Investor Contact:
Frank J. Murdolo
Vice President - Investor Relations, Forest Laboratories, Inc.
1-212-224-6714
media.relations@frx.com

Media Contacts:
Sard Verbinnen & Co
Hugh Burns/Renee Soto/Lesley Bogdanow
1-212-687-8080

Additional Investor Contacts:

MacKenzie Partners

Dan Burch

1-212-929-5748

Charlie Koons

1-212-929-5708

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